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                                                                     EXHIBIT 3.1
                            ARTICLES OF INCORPORATION

                                       OF

                            TOWER REALTY TRUST, INC.




THIS IS TO CERTIFY THAT:

            FIRST: The undersigned, Tracy A. Bacigalupo, whose address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

            SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

                            Tower Realty Trust, Inc.

            THIRD: The Corporation is formed for the purpose of carrying on any lawful business. Subject to, and not in limitation of the preceding sentence, the Corporation intends to engage in business as a real estate investment trust (a "REIT") qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code").

            FOURTH: The address of the principal office of the Corporation in this State is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: Tracy A. Bacigalupo, Esq.

            FIFTH: The name of the resident agent of the Corporation is Tracy A. Bacigalupo, Esq. c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

            SIXTH: The total number of shares of stock which the Corporation has authority to issue is 1,000 shares, par value $.01 per share, all of one class.

            SEVENTH: The Corporation shall have a Board of Directors consisting of two directors unless the number is increased or decreased in accordance with the Bylaws of the Corporation. At least one director of the Corporation shall be independent, as such term is
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defined below. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial directors are:

                               Lawrence H. Feldman
                             [Independent Director]

A person qualifies as an "independent" director if such person (i) does not have any direct or material indirect economic interest in the Corporation, any affiliate of the Corporation or any person or entity with which the Corporation has any material contractual relationship; and (ii) does not have any connection to the Corporation or to any affiliate of the Corporation as an officer, director, employee, promoter, underwriter, trustee or person performing similar functions, and (iii) does not have any family relative that is a person covered by (i) or (ii).

            EIGHTH: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

                  (b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

                  (c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the stock.

                  (d) It shall be the duty of the Board of Directors to use commercially reasonable efforts to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the Ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distribution to the Corporation's stockholders.

            NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.
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            TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

            ELEVENTH: The affirmative vote of the Corporation's independent director will be required for the approval of any of the following actions by or with respect to the Corporation or any corporation, limited liability company, partnership or trust, the majority of the shares or other legal or beneficial interests of which are held by the Corporation, of which the Corporation is a managing member, general partner or trustee, or of which the Corporation has the right to elect, designate or appoint a majority of the directors, managers or trustees (each, a "Subsidiary"):

            (a) filing or consenting to the filing of a bankruptcy petition;

            (b) otherwise instituting or causing the Company or such Subsidiary to acquiesce in the institution of an insolvency proceeding;

            (c) dissolving, liquidating, consolidating, merging or selling all or substantially all of its assets; or

            (d) amending these Articles of Incorporation or the articles of incorporation, limited liability company agreement, partnership agreement or trust agreement of any Subsidiary.

The independent director will have a fiduciary duty to creditors and will be required to consider the interests of creditors in connection with any decision or action with respect to any of the foregoing actions.

            IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 21st of March, 1997.


                                                /S/ TRACEY A. BACIGALUPO
                                                ______________________________
                                                Tracey A. Bacigalupo